Exhibit 23(c)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-146520 on Form S-1 of our report dated March 23, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principle) related to the combined financial statements of the Flexsys Group as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, appearing in Amendment No. 1 to Form 10-K/A of Solutia Inc. filed on March 28, 2007.

/s/  Geert Verstraeten
DELOITTE Reviseurs d’Entreprises SC sfd SCRL
Represented by
Geert Verstraeten
Partner

Brussels, Belgium
November 20, 2007